Exhibit 10.31

Fluor Corporation	Glenn C. Gilkey
6700 Las Colinas Blvd	Executive Vice President
Irving, TX 75039	Human Resources and Administration

469.398.7314 tel
469.398.7270 fax
glenn.gilkey@fluor.com

April 28, 2015

Mr. David R. Dunning

11929 Chevis Court

Charlotte, NC  28277

Dear Dave:

This will confirm the Agreement between you (the “Consultant”) and Fluor Enterprises, Inc. (the “Company”), effective June 2, 2015.

Scope of Services:  The Consultant agrees to consider rendering advisory and consultation services to the Company as and when the Company may from time to time request.  Each assignment will be made in writing with a description of the assignment and schedule for completion.  The Consultant will promptly advise the Company of its decision to accept or decline an assignment.  The Company authorizes David T. Seaton or his designee to approve these written assignments to the Consultant hereunder.

In performing services under this Agreement, the Consultant shall operate as and have the status of an independent contractor and shall not act as or be an agent or employee of the Company.  For this reason, all of the Consultant’s activities will be at his own risk, and the Consultant shall not be entitled to Workers’ Compensation or similar benefits or other insurance protection provided by the Company. The Consultant will make his own arrangements for medical insurance and insurance coverage for the activities to be performed hereunder.

As an independent contractor, the Consultant will be solely responsible for determining the means, methods, time and place of performing the services subject to the Company’s overall schedule requirements and maintaining interfaces necessary for the services, and the Company will receive only the results of the Consultant’s performance of the foregoing services.  The Consultant acknowledges that he is not entitled, shall not receive, and hereby waives any claim to benefits which the Company may provide to any employee of the Company, including but not limited to a waiver of participation in the Company’s employee retirement program, and that his sole compensation shall be as provided below.

The Company will furnish office space, equipment, administrative support and other office services as may be required to carry out any assignments made under this agreement.

Compensation:  The Company shall compensate the Consultant for the actual hours worked by the Consultant for services specifically approved by the Company as follows:

(i)                 $570.00 per hour;

(ii)              The Company will reimburse Consultant’s actual, reasonable out-of-pocket expenses in accordance with the Company’s reimbursement policies;

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(iii)           In order to comply with IRS Regulation 409A, the Consultant agrees services will not be provided in excess of 1,000 hours for the term of this agreement;

(iv)          In order to comply with the Patient Protection and Affordable Care Act, the Consultant agrees services will not be provided in excess of 125 hours per month for the term of this agreement;

(v)             The Consultant agrees to provide original or copies of receipts for any business related expense item over Twenty-Five Dollars ($25) incurred while providing services to the Company during the term of this agreement;

(vi)          The Consultant agrees to fully comply with Fluor’s Human Resources Policy HR-125 as it relates to business expenses incurred while providing services to the Company during the term of this agreement; and

(vii)       Applicable taxes including FICA (Social Security and Medicare) taxes will be withheld on all compensation invoiced.  A Form W-2 for the Consultant’s 2015 and any subsequent year’s consulting compensation will be provided.

Invoicing:  Following the end of each month, the Consultant will furnish the Company with an invoice covering the time devoted to the Company’s service during such month.  All invoices must present a company code, general ledger account number and a cost object.  The invoice must first be approved by the individual responsible for approving the Consultant’s assignments before forwarding for payment.  The Company shall pay such invoice within thirty (30) days of receipt.

Non-Competition/Outside Work:  During the term of this Agreement, the Consultant agrees that he will not in any manner directly or indirectly provide services, advice or other assistance to any firm or business which is similar to or competitive with the business of the Company or any of its affiliates without prior written approval; and additionally, Consultant agrees not to initiate contact with client representatives unless directed to do so under this Agreement or if Consultant has received prior approval from the Company.

Inventions, Patents and Confidential Information:  Consultant shall promptly disclose to the Company all discoveries, developments, improvements, inventions and other intangible rights (“Inventions”) arising from performance of Consultant’s services hereunder and hereby assigns said Inventions to the Company and shall execute all documents required to complete exclusive ownership by the Company or to secure patents, if deemed appropriate in the sole discretion of the Company.

The Consultant agrees that any information which he obtains while performing services in his consulting capacity concerning the business or operations of the Company, its affiliates or third parties with whom it conducts business (including, but not as a limitation, technical information) shall be used only to perform such services and shall not be disclosed to anyone outside the Company, except with the prior written authorization of the Company.  Further, to the extent any such information is in written form, all such documents are considered company property and must be returned to the Company upon termination of this Agreement.

The obligations of this paragraph shall survive any termination of this Agreement and do not apply to any information which has been publicly released or is in the public knowledge or literature.

Term:  The term of this Agreement shall begin June 2, 2015, and end June 2, 2016, unless otherwise modified by subsequent written agreement or terminated earlier by either party with or without cause upon 30-day written notice to the other party.

Supplier Expectations:  The Consultant has read and understands Fluor’s Business Conduct and Ethics Expectations for

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Suppliers and Contractors (the Supplier Expectations) and Consultant will do nothing to violate the Supplier Expectations.

Anti-Corruption:  The Consultant will not make and has not made directly or indirectly, any payments or given anything of value to any third party, including any foreign official, foreign political party or foreign party candidate in connection with the Company’s activities or in obtaining or retaining business from any government agency or instrumentality.   The Consultant shall promptly notify the Company if in the course of any business for which he provides or may have provided consulting services to the Company, he is approached, asked or requested or offers to make any payments or giving anything of value to any third party.

Corporate Assets:  Consultants are expected to respect the Company’s assets as they would their own.  Corporate assets take many forms (land, building, equipment, etc.), and support daily work (desks, tools, computers, telephones, etc.).  Consultants are required to return any assets or related documents to the Company.

Compliance with Law:  The Consultant agrees to fully comply with the United States Foreign Corrupt Practices Act (Public Law 95-213, 95th Congress, December 19, 1977) and all other applicable State and United States Laws.  The Consultant acknowledges that Fluor Corporation and its subsidiaries require their employees to fully comply with the laws of the United States.

Chemical Screening:  The Consultant agrees to fully comply with Fluor’s Human Resources Policy HR-144 as it relates to substance abuse and chemical screening if the consultant has been out of the Company’s employ for longer than 90 days.

Entire Agreement:  This Agreement consists of this letter and the Company policies mentioned herein.  This Agreement, as defined in this paragraph, sets forth the full and complete understanding of the parties as it relates to consulting services to be provided by Consultant as of the date above stated, and supersedes any and all agreements and representations made or dated prior hereto to the extent such agreements relate to the subject matter hereof.  This Agreement can only be amended in writing and signed by the duly authorized representatives of the parties.

Governing Law:  This Agreement shall be governed by and interpreted in accordance with the laws of North Carolina.

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Kindly indicate your agreement with the foregoing by executing the duplicate originals of this letter in the space below and returning a fully signed duplicate original to us.

FLUOR ENTERPRISES, INC.

/s/ Glenn C. Gilkey
	By:	Glenn C. Gilkey
Executive Vice President
Human Resources and Administration

Accepted and Agreed:

/s/ David R. Dunning		April 28, 2015
By: David R. Dunning		Date	SS# or Tax ID#

Initialed:	DRD
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